Exhibit 4.13

THIS INSTRUMENT CANNOT BE TRANSFERRED. NEITHER THIS INSTRUMENT NOR THE SECURITIES WHICH ARE ISSUABLE HEREUNDER HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SECURITIES ISSUABLE HEREUNDER MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

FORM OF ADVISORY RESTRICTED STOCK UNITS

Shares Subject to RSU: [●]

THIS RESTRICTED STOCK UNIT (the “RSU”) certifies that, for value received, Clear Street LLC (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, as of the Settlement Date (as defined below) to be issued by Tharimmune, Inc., a Delaware corporation (the “Company”), [•] shares of common stock, par value $0.0001 per share (the “Common Stock,” and such shares of Common Stock underlying this RSU, subject to adjustment hereunder, the “RSU Shares”) of the Company. There shall be no exercise or purchase price for the RSU Shares.

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated November 3, 2025, among the Company and the purchasers signatory thereto.

Section 2. Vesting; Shareholder Approval.

a)	Vesting. The RSUs shall vest as of the Settlement Date.

b)	Shareholder Meeting. The Company shall hold a special meeting of shareholders (which may also be the Company’s annual meeting of shareholders) at the earliest practical date after the date hereof for the purpose of obtaining the approval of the Company’s shareholders, as may be required by applicable rules and regulations of Nasdaq (or any successor entity) with respect to the issuance of the RSU Shares upon the Settlement Date hereof (such approval, the “Shareholder Approval”), with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in the proxy statement related to such meeting of shareholders and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Shareholder Approval, which may include an adjournment of the meeting to solicit additional votes if the Company’s stockholders have voted in favor of such adjournment and if deemed prudent by the Company’s Board of Directors. If the Company does not obtain Shareholder Approval at the first meeting, the Company may postpone such meeting and shall otherwise continue to call a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the RSUs are no longer outstanding.

Section 3. Settlement.

a) Settlement of RSUs. Subject to the terms and conditions set forth in Section 2 herein being satisfied as of or prior to the Settlement Date, the RSU Shares shall be issued to the Holder as of the Settlement Date. The “Settlement Date” shall be the earlier to occur of: (i) the date that the Shareholder Approval is obtained and (ii) March 15, 2026. In the event that the conditions in Section 2 have not been satisfied by the Settlement Date, this RSU and the RSU Shares shall be forfeited in full.

b) Mechanics of Settlement.

i. Delivery of RSU Shares. The Company shall cause the RSU Shares issued hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the RSU Shares to or resale of the RSU Shares by the Holder or (B) the RSU Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, for the number of RSU Shares to which the Holder is entitled to the address specified by the Holder by the date that is the number of Trading Days comprising the Standard Settlement Period (as defined below), after the Settlement Date. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the Settlement Date. With respect to the RSU Shares, the Holder shall be entitled to the registration rights granted to Subscribers pursuant to Section 5 of the Subscription Agreement, and the provisions thereunder shall be incorporated herein as if such provisions were set forth herein, mutatis mutandis.

ii. Compensation for Buy-In on Failure to Timely Deliver RSU Shares. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the RSU Shares in accordance with the provisions of Section 3(b)(i) above (other than any such failure that is solely due to any action or inaction by the Holder), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the RSU Shares which the Holder anticipated receiving upon such settlement (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the RSU Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of RSU Shares that the Company was required to deliver to the Holder at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the RSU and equivalent number of RSU Shares that were not timely settled. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an expected settlement of RSU Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock in settlement of RSUs as required pursuant to the terms hereof.

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iii. Charges Taxes and Expenses. Issuance and delivery of RSU Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such RSU Shares, all of which taxes and expenses shall be paid by the Company, and such RSU Shares shall be issued in the name of the Holder. The Company shall pay all Transfer Agent fees required for same-day processing of any settlement of RSU Shares and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the RSU Shares.

c) Limitations on Settlement. The Company shall not settle the RSUs subject to this instrument, and a Holder shall not have the right to the issuance of thee RSU Shares, pursuant to Section 3 or otherwise, to the extent that after giving effect to such issuance, the Holder (together with (i) the Holder’s affiliates, (ii) and any other Persons acting as a group together with the Holder or any of the Holder’s affiliates and (iii) any other Person whose beneficial ownership of the shares of Common Stock would be or could be aggregated with the Holder’s for purposes of Section 13(d) (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of RSU Shares beneficially owned by the Holder and its affiliates and Attribution Parties shall include the RSU Shares with respect to which such determination is being made, but shall exclude (i) any shares subject to any unexercised option or warrant by the Holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(c) applies, the determination of the Settlement Date (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties) shall be in the sole discretion of the Holder, and the Holder’s direction to settle the RSU Shares shall be deemed to be the Holder’s determination that such issuance of RSU Shares shall not violate the Beneficial Ownership Limitation (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties), and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for settlement of the RSU Shares that are not in compliance with the Beneficial Ownership Limitation, except to the extent the Holder relies on a number of outstanding shares of Common Stock that was provided by the Company. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for settlement of RSU Shares that are not in compliance with the Beneficial Ownership Limitation, except to the extent the Holder relies on the number of outstanding shares of Common Stock that was provided by the Company. For purposes of this Section 3(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this RSU, by the Holder or its affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% (or, upon election by a Holder prior to the issuance of any RSU Shares, 4.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of RSU Shares hereunder. The Holder, upon written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(c), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of Common Stock outstanding immediately after giving effect to the issuance of shares of RSU Shares held by the Holder and the provisions of this Section 3(c) shall continue to apply, provided further that an affiliate of the Company may suspend the Beneficial Ownership Limitation in its entirety if, and for so long as, such Beneficial Ownership Limitation is not required to be in effect to ensure compliance with applicable Nasdaq listing, requirements with respect to stockholder approval. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this instrument. If the RSU Shares may not be issued as a result of the Holder’s Beneficial Ownership Limitation, no alternate consideration is owing to the Holder.

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d) Trading Market Limitation. Notwithstanding any other provision herein, RSU Shares may not be issued, and the Company may not issue any shares of Common Stock in connection with this RSU, until receipt of the Shareholder Approval. Until receipt of Shareholder Approval, and subsequent attainment of the Settlement Date, no Holder of this RSU shall be issued shares of Common Stock hereunder.

Section 4. Certain Adjustments.

a) Subsequent Rights Offerings. If at any time that this RSU is outstanding the Company grants, issues or sells any Common Stock Equivalents or rights to purchase shares, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock issuable in settlement of this RSU (without regard to any limitations on settlement hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

b) Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all of the holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the extent the Settlement Date has occurred prior to or as of the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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c) Fundamental Transaction. If, at any time while this RSU is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person in which the Company is not the surviving entity (other than a reincorporation in a different state), (ii) the Company or any subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding shares of the aggregate voting power of all classes of equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of the aggregate voting power of all classes of equity of the Company (each a “Fundamental Transaction”), then the Holder shall have the right to receive, for each RSU Share that is issuable upon the Settlement Date immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 3(c)), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock subject to RSU immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3(c)). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon settlement of RSU Shares pursuant such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this RSU and the other Transaction Documents in accordance with the provisions of this Section 4(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this RSU a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this RSU which is corresponds to a number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the RSU Shares (without regard to any limitations on settlement of this RSU) prior to such Fundamental Transaction, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this RSU and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this RSU and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

d) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

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e) Notice to Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock other than a share split, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of share capital of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby shares of Common Stock are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Stock Register of the Company, at least 4 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this RSU constitutes, or contains, material, non-public information regarding the Company or any of the Company’s subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a report of foreign private issuer on Form 8-K.

Section 5. No Transfer of RSU. Notwithstanding anything contained in this RSU or the Subscription Agreement to the contrary, neither this RSU nor any rights hereunder may be transferred, in whole or in part. Any attempted transfer of this RSU or any rights hereunder, in whole or in part, shall be, and is hereby declared, null and void ab initio.

Section 6. Miscellaneous.

a) No Rights as Shareholder Until Settlement; No Settlement in Cash. This RSU does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the settlement hereof and due issuance of the RSU Shares, except as expressly set forth in Section 4. In no event will the Company be required to cash settle the RSUs.

b) Loss, Theft, Destruction or Mutilation of Instrument. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this RSU or any share certificate relating to the RSU Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the RSU, shall not include the posting of any bond), and upon surrender and cancellation of such RSU or share certificate, if mutilated, the Company will make and deliver a new RSU or share certificate of like tenor and dated as of such cancellation, in lieu of such RSU or share certificate.

c) Saturdays, Sundays, Holidays etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

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d) Authorized Shares. The Company covenants that, at all times during the period the RSU is outstanding, it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the RSU Shares upon satisfaction of the terms hereof. The Company further covenants that its issuance of this RSU shall constitute full authority to its officers who are charged with the duty of issuing the necessary RSU Shares when due hereunder. The Company will take all such reasonable action as may be necessary to assure that such RSU Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all RSU Shares which may be issued pursuant to this RSU will, upon settlement and subject to the terms hereof, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this RSU, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this RSU against impairment (it being understood that this RSU shall not in any case prevent the Company from effecting any such amendment, reorganization, transfer, consolidation, merger, dissolution, issuance or sale). Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable RSU Shares when due to be settled hereunder and (ii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this RSU.

e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this RSU shall be determined in accordance with the provisions of the Subscription Agreement.

f) Restrictions. The Holder acknowledges that the RSU Shares acquired in settlement of this RSU, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this RSU, if the Company willfully and knowingly fails to comply with any provision of this RSU, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

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h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

i) Limitation of Liability. No provision hereof, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any shares of Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this RSU. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this RSU and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate and in such case, by the acceptance hereof, represents and warrants that the Holder will acquire such RSU Shares issuable hereunder for its own account and not with a view to or for distributing or reselling RSU Shares or any part thereof in violation of the Securities Act or any applicable state securities law.

k) Successors and Assigns. Subject to applicable securities laws, this RSU and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this RSU are intended to be for the benefit of any Holder from time to time of this RSU and shall be enforceable by the Holder or holder of RSU Shares.

l) Amendment. This RSU may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holder, on the other hand.

m) Severability. Wherever possible, each provision of this RSU shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this RSU shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this RSU.

n) Headings. The headings used in this RSU are for the convenience of reference only and shall not, for any purpose, be deemed a part of this RSU.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this RSU to be executed by its officer thereunto duly authorized as of the date first above indicated.

Tharimmune, Inc.

By:
Name:
Title: